Exhibit 2

Notice of Meeting Westpac Banking Corporation 2017 Annual General Meeting Friday, 8 December 2017 10:00am (Sydney time) The Darling Harbour Theatre, Level 2 International Convention Centre Sydney 14 Darling Drive, Sydney NSW 2000 Westpac Banking Corporation ABN 33 007 457 141

Westpac 2017 Annual General Meeting Dear Shareholder It is my pleasure to invite you to Westpac’s 2017 Annual General Meeting (AGM). The meeting will be held in The Darling Harbour Theatre, on Level 2, at the International Convention Centre Sydney on Friday, 8 December 2017, at 10:00am. Registration commences from 9:00am. The AGM is an opportunity for shareholders to hear from the Board and the Executive team, to ask questions about the company and to vote on matters before the meeting. I hope you will be able to attend. Our Managing Director and Chief Executive Officer, Brian Hartzer, and I will both speak to update shareholders on performance and important developments over the year. If you are unable to attend the AGM, you can view the meeting via our live webcast from our website www.westpac.com.au/investorcentre. Alternatively you may view the recorded webcast after the meeting at a time that suits you. If you cannot attend and wish to vote you will need to lodge a direct vote or appoint a Proxy. The easiest way to cast a direct vote or appoint a Proxy is online via our Share Registry’s dedicated website vote.linkmarketservices.com/WBC or by scanning the QR code on the back of the Voting Form and following the prompts. Other methods of voting are described in detail in this Notice of Meeting. The Board is always keen to hear from shareholders and so, if you cannot attend, you can submit a question relevant to the AGM prior to the meeting through the voting site above or by returning the question form included with this Notice of Meeting. We will not be able to respond to all questions submitted, but I will consider these questions in preparing my AGM address.

The 2017 AGM agenda will be similar to recent years. There are items for the accounts, the remuneration report, the granting of equity to the Chief Executive Officer and the re-election of three directors, including myself. This year we are also asking shareholders to vote on the appointment of a new director, Nerida Caesar. Finally, we have resolutions on the terms and conditions to facilitate the buy-backs of Westpac Convertible Preference Shares. As in prior years, we aim to make the event as accessible as possible, with arrangements for the mobility impaired, a sign language interpreter and hearing loop facilities. Details of how to get to the AGM are set out at the back of this document. If you have elected to receive a hard copy of our Annual Report and/or our Annual Review and Sustainability Report, you will receive these in a separate envelope shortly. These reports will also be available on our website once they have been lodged with the ASX. As always, your Board and the Executive team look forward to meeting with you over light refreshments at the conclusion of the AGM. I look forward to welcoming you to the AGM. Yours sincerely, Lindsay Maxsted Chairman 8 November 2017 3

Westpac 2017 Annual General Meeting Notice of Annual General Meeting The Annual General Meeting (AGM) of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) will be held in The Darling Harbour Theatre, on Level 2, at the International Convention Centre Sydney, 14 Darling Drive, Sydney New South Wales 2000, on Friday, 8 December 2017, commencing at 10:00am (Sydney time). Items of Business 1. Financial Reports To receive and consider the Financial Report, the Directors’ Report and the Auditor’s Report for the year ended 30 September 2017. 2. Remuneration Report To adopt the Remuneration Report for the year ended 30 September 2017. 3. Grant of equity to Managing Director and Chief Executive Officer To approve the grant of shares and performance share rights to the Managing Director and Chief Executive Officer (CEO), Brian Hartzer, under the CEO Restricted Share Plan and Long Term Incentive Plan (Plans) in accordance with the rules of those Plans and on the terms summarised in the Explanatory Notes in this Notice of Meeting, for all purposes, including ASX Listing Rule 10.14 and sections 200B and 200E of the Corporations Act 2001 (Cth). 4

4. Buy-back of Westpac Convertible Preference Shares To approve the terms and conditions of the buy-back schemes of Westpac Convertible Preference Shares (CPS) as special resolutions. The buy-back schemes are described in the Explanatory Notes in this Notice of Meeting and comprise: (a) First Buy-back Scheme – This relates to the buy-back of CPS at any time prior to the first Optional Conversion/Redemption Date of 31 March 2018. Up to 100% of the CPS that remain on issue may be bought back; and (b) Second Buy-back Scheme – This relates to the buy-back of CPS on an Optional Conversion/ Redemption Date (being any Dividend Payment Date for the CPS falling on or after 31 March 2018) within 12 months from the date of the AGM. Up to 100% of the CPS that remain on issue may be bought back. 5. Re-election and election of Directors (a) To re-elect Lindsay Maxsted as a Director. (b) To re-elect Peter Hawkins as a Director. (c) To re-elect Catriona Alison Deans (Alison Deans) as a Director. (d) To elect Nerida Caesar as a Director. By order of the Board of Directors Timothy Hartin Group Company Secretary 8 November 2017 5

Westpac 2017 Annual General Meeting Voting exclusions Items 2 and 3 – Remuneration Report and grant of equity to Managing Director and Chief Executive Officer Items 2 and 3 are resolutions directly or indirectly related to remuneration of a member of the Key Management Personnel (KMP) of Westpac. Westpac’s KMP are set out in Westpac’s Remuneration Report. The Corporations Act 2001 (Cth) (Corporations Act) restricts KMP and their closely related parties from voting in certain circumstances on such resolutions. A ’closely related party’ of a KMP includes a spouse, dependants and certain other close family members, as well as any companies controlled by the KMP. In accordance with these requirements, Westpac will disregard any votes cast on Item 2, in any capacity, by or on behalf of a member of the KMP or that KMP’s closely related parties. Westpac will also disregard any votes cast on Items 2 and 3 as Proxy by any member of the KMP at the date of the AGM or that KMP’s closely related parties, unless the vote is cast: • by a Proxy for a person entitled to vote, in accordance with the directions on the Voting Form; or • by the Chairman of the AGM as Proxy for a person entitled to vote, in accordance with an express authority on the Voting Form to vote undirected proxies as the Chairman sees fit. In addition, Westpac will disregard any votes cast on Item 3 by Mr Hartzer and any associate of Mr Hartzer in accordance with the ASX Listing Rules. However, Westpac will not disregard a vote cast by Mr Hartzer as Proxy for a person who is entitled to vote, in accordance with the directions on the Voting Form. Mr Hartzer is the only Director currently eligible to participate in an employee incentive scheme. 6

Items 4(a) and 4(b) – Buy-back of Westpac Convertible Preference Shares Under the Corporations Act Westpac is required to disregard any votes cast in favour of Items 4(a) and 4(b) by a person whose CPS may be bought back (or by their associates or proxies). This voting restriction applies not only to that person’s CPS but to their other shareholdings in Westpac (including ordinary shares). However, Westpac has obtained an exemption from the Australian Securities and Investments Commission so a CPS holder who also holds ordinary shares as a nominee or custodian (Nominee Holder) for another person (Beneficial Holder) can vote those ordinary shares in favour of Items 4(a) and 4(b), provided that: • the Nominee Holder either: – appoints a Proxy prior to the AGM; or – lodges a direct vote on the Voting Form prior to the AGM; and • before the date of the AGM, the Nominee Holder provides Westpac with written confirmation to the effect that: – the Nominee Holder has received written confirmation from the Beneficial Holder to the effect that the Beneficial Holder does not hold any CPS and is not an associate of a person who holds CPS; and – the Beneficial Holder has given a direction to the Nominee Holder to vote in favour of the resolution. Otherwise, no holder of CPS or their associates are entitled to vote in favour of Items 4(a) and 4(b) and no holder of CPS may vote on Item 4(b). However, Westpac will not disregard a vote if it is cast: • by a Proxy for a person entitled to vote, in accordance with the directions on the Voting Form; or • by the Chairman of the AGM as Proxy for a person entitled to vote, in accordance with the directions on the Voting Form. 7

Westpac 2017 Annual General Meeting Conduct of the Westpac AGM All Westpac shareholders (a term referring to both holders of ordinary shares and holders of CPS) may attend the AGM and ask a question. For the purposes of the AGM, shares will be taken to be held by the persons registered as the holders of those shares at 7:00pm (Sydney time) on Wednesday, 6 December 2017. but a vote may not be (In relation to Item be cast in favour of * Refer to Voting Exclusion section. The AGM is an important forum for interaction between the Board and Executive team and shareholders. Our AGM is intended to give shareholders the opportunity to: • hear from the Chairman and the CEO about the performance and operations of Westpac; • consider and vote on the resolutions before the AGM (subject to voting restrictions); and 8 Investor Right to attend and speak Right to vote Holders of only ordinary shares * Holders of only CPS * (Only on Item 4(a) cast in favour of this resolution) Holders of ordinary shares and CPS * 4(a), a vote may not this resolution)

• ask questions of the Board and the Auditor. The Chairman and the CEO will generally answer questions from shareholders however, some questions may be referred to the Auditor, or to a senior executive, or if appropriate, a response will be provided as soon as possible after the AGM. To do this, we will: • provide shareholders a reasonable opportunity to ask questions; inform shareholders of the proxy position on each resolution and the manner in which the Chairman of the AGM will vote available proxies; provide sign language and hearing loop facilities; provide assistance for people with mobility or vision impairment; and webcast the AGM live on our website at www.westpac.com.au/investorcentre and enable shareholders to ask questions before the AGM. • • • • To assist us to achieve all this, we ask that shareholders: • • follow the instructions of those running the AGM; are courteous and respectful to all attending, and assisting in running, the AGM; keep questions to a reasonable length, and do not repeat questions already asked (and answered), to allow as many shareholders as possible to participate; confine questions to matters being considered at the AGM and which are relevant to shareholders as a whole. Questions relating to individual circumstances can be raised with Westpac or Link Market Services (Link) representatives who will be available before and after the AGM. Personal banking matters will be directed to a senior executive who will be available to assist shareholders; and do not photograph, videotape or record the AGM. • • • 9

Westpac 2017 Annual General Meeting How to vote Submitting a direct vote This year shareholders can vote directly on Items as an alternative to voting at the AGM in person or by Proxy. A direct vote can be lodged online or by completing the direct voting section of the Voting Form and returning it in accordance with the instructions below. For your vote to be counted, you must complete the voting directions for each Item by marking ‘For’, ‘Against’ or ‘Abstain’. If you vote on at least one Item but leave other Items blank, the vote on the Items marked will be valid but no vote will be counted for the Items left blank. If you leave the Voting Form blank for all Items, the Chairman of the AGM will be deemed to be your appointed Proxy for all Items. By submitting a direct vote, you agree to be bound by the direct voting rules adopted by the Board. The direct voting rules are available on the Westpac website at www.westpac.com.au/investorcentre. Further instructions on direct voting are available on the reverse of the Voting Form. Appointing a Proxy Shareholders are entitled to appoint up to two Proxies to attend the AGM on their behalf, and vote in accordance with their instructions on the Voting Form. A Proxy need not be a shareholder of Westpac. Where two Proxies are appointed, each Proxy can be appointed to represent a specified proportion or number of a shareholder’s votes. If no number or proportion of votes is specified, each Proxy may exercise half of the shareholder’s votes. 10

If a Proxy is instructed to abstain from voting on a resolution, they must not vote on the shareholder’s behalf, and any vote cast will not be counted. If you appoint a Proxy (other than the Chairman of the AGM) and direct them how to vote, the Chairman of the AGM must cast those Proxy votes on your behalf if your Proxy does not do so. If you appoint the Chairman of the AGM as your Proxy (or if he is appointed by default), and no direction is provided in relation to Item 2 or Item 3, you will be expressly authorising the Chairman to exercise your Proxy as the Chairman sees fit in relation to those Items, even though those Items are connected directly or indirectly with the remuneration of a member of Westpac’s KMP. If you wish to appoint the Chairman of the AGM as Proxy with a direction as to how to vote on an Item, including Item 2 and Item 3, you should specify this by completing the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. The Chairman of the AGM intends to vote all available Proxies in favour of all resolutions. If you appoint a Director (other than the Chairman) or another member of Westpac’s KMP or their closely related parties as your Proxy, you must specify how they should vote on Item 2 and Item 3 by completing the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. If you do not, your Proxy will not be able to exercise your vote for that Item. Shareholders are encouraged to direct their Proxies on how to vote. If a Proxy is not directed how to vote, the Proxy may vote, or abstain, as they see fit except as described above for Item 2 and Item 3. Should any new Items be proposed at the AGM, a Proxy may vote on those Items as they see fit. Further instructions on appointing Proxies are available on the reverse of the Voting Form or online at vote.linkmarketservices.com/WBC. 11

Westpac 2017 Annual General Meeting Submitting a Voting Form Voting Forms can be submitted in the following ways: Online – at vote.linkmarketservices.com/WBC. Follow the prompts and have your Shareholder Reference Number (SRN) or Holder Identification Number (HIN) available. QR Code – using a mobile device you can scan the QR code on the back on the Voting Form. To scan the QR code you will need a QR code reader app that can be downloaded for free on your mobile device. You will also need your SRN or HIN and the postcode for your shareholding. Email – you can scan and email a completed Voting Form (together with any authority under which a Voting Form is signed, or a certified copy of that authority) to vote@linkmarketservices.com.au. By post, hand or facsimile – completed Voting Forms (together with any authority under which a Voting Form is signed, or a certified copy of that authority) may be posted to Link Market Services Limited, Locked Bag A6015, Sydney South, NSW 1235, using the enclosed return envelope; or hand delivered to Link Market Services Limited at 1A Homebush Bay Drive, Rhodes, NSW 2138; or sent by facsimile to (+61 2) 9287 0309. All Voting Forms must be received (either online or by post) by 10:00am (Sydney time) on Wednesday, 6 December 2017. Corporate representatives A corporation which is a shareholder, or which has been appointed a Proxy, may appoint an individual to act as a representative to vote at the AGM. The appointment must comply with section 250D of the Corporations Act. The representative should bring to the AGM evidence of his or her appointment unless it has previously been provided to Link. Voting by poll Voting on resolutions at the AGM will be conducted by poll. Further details on the poll will be provided at the AGM. 12

Explanatory notes Item 1: Financial Reports This Item relates to Westpac’s Financial Report, Directors’ Report and Auditor’s Report (the Reports) for the year ended 30 September 2017. This Item does not require a formal resolution and so no vote will be held. However shareholders will be given an opportunity to ask questions on the Reports. The Reports are in Westpac’s 2017 Annual Report and can be accessed on our website at www.westpac.com.au/investorcentre. Item 2: Remuneration Report Shareholders are asked to adopt Westpac’s Remuneration Report for the year ended 30 September 2017. This report is included in the Directors’ Report in Westpac’s 2017 Annual Report and is available at www.westpac.com.au/investorcentre. The Remuneration Report outlines Westpac’s remuneration strategy and objectives and provides details of Board and KMP remuneration received during the year. Westpac’s remuneration strategy is designed to attract and retain talented employees, by rewarding them for achieving high performance and delivering superior long-term results for customers and shareholders, while adhering to sound risk management and governance principles and refiecting accountability. The remuneration strategy also seeks to align the interests of KMP with shareholders. Westpac’s remuneration strategy for Non-executive Directors is to remunerate them appropriately for their time, expertise and insight into strategic and governance issues, and to ensure Westpac is able to attract and retain high quality and experienced Directors. 13

Westpac 2017 Annual General Meeting Westpac values shareholder feedback and the Board will take the outcome of the vote into account when considering future remuneration policies, however the vote on this resolution is advisory only and will not bind the Board or Westpac. A voting exclusion applies to this resolution, as set out earlier in this Notice of Meeting. The Board unanimously recommends shareholders vote in favour of adopting the Remuneration Report. The Chairman of the AGM intends to vote all available proxies in favour of this resolution. Item 3: Grant of Equity to Managing Director and Chief Executive Officer Shareholders are asked to vote on whether the CEO, Brian Hartzer, should receive equity securities as part of his 2018 financial year remuneration, rather than cash. The Board believes the CEO’s interests should be closely aligned to the long-term interests of shareholders. Accordingly, the Board believes the CEO should maintain a substantial shareholding in Westpac and receive part of his remuneration in the form of equity that only vests if certain conditions or hurdles are achieved. It is proposed that equity grants to Mr Hartzer be made up of two elements: 1. Under the CEO Restricted Share Plan (CEO RSP), half of Mr Hartzer’s short-term incentive would be paid as deferred shares that only vest if he remains with Westpac or in other limited circumstances discussed below. These deferred shares would vest in two tranches over two years. 2. Under the CEO Long Term Incentive Plan (CEO LTIP), long-term incentives would be allocated in the form of performance share rights which only vest if certain hurdles are met. 14

An overview of these plans is provided below. 1. Overview of the CEO RSP and CEO LTIP The CEO RSP and CEO LTIP were established to provide deferred short-term incentive (STI) and long-term incentive (LTI) awards to our CEO. The terms of the CEO RSP and CEO LTIP were determined by the Board in accordance with Mr Hartzer’s employment agreement and, consistent with our remuneration strategy, have been designed to link Mr Hartzer’s remuneration to sustained long-term value for shareholders. The plans are considered appropriate as they: • place a high proportion of Mr Hartzer’s remuneration at risk because, to receive value, certain performance goals and hurdles must be achieved. These goals and hurdles are aligned to achieving superior shareholder value; • align Mr Hartzer’s remuneration outcomes with the interests of shareholders; and • ensure Mr Hartzer’s remuneration is competitive and aligned with market remuneration in the financial services industry. Each year, the Board determines Mr Hartzer’s STI target amount. The STI amount Mr Hartzer is actually awarded is then determined by the Board at the end of each financial year based on his performance against a balanced scorecard of financial and non-financial objectives. The STI amount awarded will range between 0% and 150% of the STI target amount. The Board currently requires that 50% of any STI award granted be deferred under the CEO RSP. This approach would see Mr Hartzer receive restricted shares that subsequently vest in two equal tranches over the following two years. The Board retains the discretion to determine the portion of any STI award that is deferred and the period of any such deferral. Each year, under the CEO LTIP, Westpac may grant performance share rights to Mr Hartzer. If certain performance hurdles are met, and these 15

Westpac 2017 Annual General Meeting rights vest, Mr Hartzer is entitled to one Westpac ordinary share for each vested performance share right. The CEO LTIP award only delivers value to Mr Hartzer if certain performance hurdles are satisfied. These hurdles are based on a peer-weighted Total Shareholder Return (TSR) index and Westpac’s average cash Return on Equity (ROE). 2. Why is shareholder approval being sought? Under the CEO RSP and LTIP, the Board decides whether any shares awarded will be acquired on-market or issued by Westpac. In order to retain fiexibility to issue shares under either the CEO RSP or the CEO LTIP, shareholder approval is being sought under ASX Listing Rule 10.14 which requires shareholder approval if a director is issued securities under an employee incentive scheme. If shareholder approval is not obtained, Mr Hartzer’s deferred STI and LTI will be delivered in cash. Shareholder approval is also being sought for the purposes of section 200B and section 200E of the Corporations Act for any termination benefits that might be given to Mr Hartzer in connection with the deferred STI and LTI awards covered by Item 3. If approved, Mr Hartzer will be entitled to receive any benefit arising through these awards upon termination (subject to various conditions), in addition to any other termination benefits that may be provided to him, without further shareholder approval. It is intended that this approval will remain valid during the life of any securities granted in relation to Item 3. Further details of Mr Hartzer’s remuneration package and performance hurdles for Westpac’s 2017 financial year are set out in the Remuneration Report in Westpac’s 2017 Annual Report, which is available at www.westpac.com.au/investorcentre. CEO RSP – 2018 STI award Mr Hartzer’s 2018 STI target is $2,686,000. Once Mr Hartzer’s 2018 STI award has been determined by the Board (which will be assessed at the end of the 2018 financial year), 50% will be delivered 3. 16 in cash and 50% as restricted shares under the CEO RSP. Half of Mr Hartzer’s deferred STI will be restricted for one year from the commencement of the restriction period (1 October 2018) and the remainder will be restricted for two years. If new shares are issued by Westpac to satisfy this obligation, the number of restricted shares Mr Hartzer receives will be determined by dividing the dollar value of his deferred STI by the market price (being the volume weighted average market price of Westpac’s ordinary shares, as traded on the ASX in the five trading days up to and including the day before the award is made). If Westpac acquires shares on-market to satisfy this obligation, the market price is the average purchase price of the shares. Example: Assuming Mr Hartzer is awarded 100% of his 2018 STI target for his 2018 financial year performance, he would be entitled to $2,686,000. Half of that (i.e. $1,343,000) would be paid in cash and the other half would be delivered as restricted shares. Assuming a market price of $33.00 per share, 40,696 restricted shares would be granted to Mr Hartzer in December 2018. Subject to meeting the conditions of the restricted shares, half of the restricted shares would be released to Mr Hartzer on 1 October 2019, while the other half would be released on 1 October 2020. This is an indicative example only as actual STI will depend on the CEO’s award and the market price of Westpac shares at the time of the grant. 4. CEO LTIP – 2018 LTI award The Board has determined that Mr Hartzer will receive a 2018 LTI award comprising a grant of 197,654 performance share rights under the CEO LTIP, to the value of $2,528,000. The number of performance share rights to be granted to Mr Hartzer was determined by dividing the dollar value of the award by the notional value of the performance share rights at the start of the performance period (being 1 October 2017). 17

Westpac 2017 Annual General Meeting For TSR hurdled performance share rights, the notional value was $12.79 and for ROE hurdled performance share rights, the notional value was $12.79. Example: For illustrative purposes, the face value of the 2018 CEO LTIP performance share rights was $6,599,667 (based on the one week volume weighted average price of Westpac’s shares traded on the ASX in the week up to 26 October 2017). The face value in this instance assumes that Westpac achieved the maximum result for its performance hurdles and so 100% of the share rights vested. In 2017, the application of the performance hurdles resulted in 0% of the LTI award vesting. The notional values of the TSR and ROE performance share rights were calculated by an independent valuer, taking the market price of Westpac shares at the start of the performance period, and using a Monte Carlo pricing model. This methodology is applied consistently across all Westpac executives who receive performance share rights. If no securities vest, the value of the grant will be $0. Under the CEO LTIP, Board-determined performance hurdles must be satisfied before any securities can vest (except in limited circumstances such as death or total and permanent disablement, as explained below). For the 2018 grant, the performance hurdles are TSR and ROE. The Board will determine at the time of grant the number of performance share rights in two tranches of equal value, one of which will be subject to the TSR performance hurdle (TSR Performance Securities) and the other will be subject to the ROE performance hurdle (ROE Performance Securities). There will be no re-testing of either the TSR Performance Securities or the ROE Performance Securities. 18

(a) TSR Performance Securities The TSR hurdle is a weighted, composite TSR index (composite TSR index) for a peer group (peer group) comprising the ten top Australian financial services companies other than Westpac. Within the peer group, each of the other three major Australian banks has been allocated a 16.67% weighting, with the other seven companies each having a 7.14% weighting. The composite TSR index is calculated by multiplying each peer group member’s TSR for the four year performance period by its weighting, and then adding together the results of those ten calculations. Westpac’s TSR for the four year period is then compared to the composite TSR index. For 50% of the TSR tranche to vest, Westpac’s TSR must at least equal the composite TSR index. For 100% to vest, Westpac’s TSR must exceed the composite TSR index by an amount that, when added to the composite TSR index, simulates historic 75th percentile performance within the peer group (i.e. an additional 21.55, refiecting an extra 5% compound annual growth in TSR over the four year period). If Westpac’s TSR is between the composite TSR index and the composite TSR index plus 21.55, TSR Performance Securities will vest from 50% up to a possible 100% on a straight line basis between the composite TSR index and the composite TSR index plus 21.55. (b) ROE Performance Securities The ROE performance hurdle measures the average cash earnings return on average ordinary equity (Average Cash ROE) over the three year performance period. For the 2018 grant, the performance share rights are tested against the performance 19

Westpac 2017 Annual General Meeting hurdles on the third anniversary of the commencement of the performance period. If Westpac’s Average Cash ROE is at or above 14.25%, 100% of the ROE Performance Securities awarded to Mr Hartzer will qualify for vesting. If Westpac’s Average Cash ROE is equal to 13.25%, 50% of the ROE Performance Securities awarded to Mr Hartzer will qualify for vesting. If Westpac’s Average Cash ROE is between 13.25% and 14.25%, the number of ROE Performance Securities eligible for vesting will increase on a straight line basis from 50% to 100% of the total number of ROE Performance Securities awarded to Mr Hartzer. Westpac shares will be allocated to Mr Hartzer if the performance conditions attached to the ROE Performance Securities are satisfied. The ROE Performance Securities that qualify for vesting as noted above will vest on the fourth anniversary of the commencement of the performance period. 5. Cessation of employment 5.1 Deferred STI Subject to the Board’s discretion, all unvested restricted shares lapse when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment: • is due to death, or total and permanent disablement; or • occurs in certain circumstances (such as a change of control). If Mr Hartzer’s employment ceases for any of those reasons, all unvested restricted shares he holds will vest. If Mr Hartzer is terminated for misconduct, all unvested restricted shares will be forfeited. If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, all of his 20 restricted shares (whether or not vested) that are subject to a holding lock under the CEO RSP will be forfeited, unless the Board determines otherwise. The Board may in certain circumstances also adjust the number of unvested restricted shares downwards, or to zero (in which case they will lapse). This may occur in order to respond to significant misconduct by Mr Hartzer which may result in significant financial and/or reputational impact to Westpac. 5.2 LTI Subject to the Board’s discretion, all unvested performance share rights lapse when Mr Hartzer’s employment with Westpac ceases, except where the cessation of his employment: • is due to his death, or total and permanent disablement; or • occurs in certain circumstances (such as a change of control where certain other conditions are met). If Mr Hartzer’s employment ceases for any of those reasons, all unvested performance share rights that he holds will vest. If, in the Board’s opinion, Mr Hartzer has acted fraudulently or dishonestly, or is in material breach of his obligations, the Board may determine that his unvested performance share rights under the CEO LTIP will lapse. The Board may in certain circumstances also adjust the number of unvested performance share rights downwards, or to zero (in which case they will lapse). This may occur in order to respond to significant misconduct by Mr Hartzer which may result in significant financial and/or reputational impact to Westpac. 21

Westpac 2017 Annual General Meeting 5.3 Termination benefits Early vesting of Mr Hartzer’s deferred STI and LTI in the circumstances outlined above may amount to the giving of a termination benefit. The Board also has discretion in relation to performance share rights and unvested restricted shares where Mr Hartzer ceases employment under certain circumstances that do not involve serious misconduct. This discretion enables the Board to vest or leave the performance share rights on foot, subject to the performance hurdles. In relation to the deferred STI, the discretion enables the Board to leave unvested restricted shares on foot and vest only on the expiry of the full term stated in the CEO RSP. The Board may determine to exercise this STI and LTI discretion in circumstances where Mr Hartzer’s employment ceases without fault on his part. In determining whether to exercise its discretion, the Board will take into account all relevant circumstances, which may include Mr Hartzer’s (and Westpac’s) performance against applicable performance hurdles at the date of cessation, as well as Mr Hartzer’s individual performance and the period that has passed from the date of grant to the date of cessation. The value of any termination benefits that may be given to Mr Hartzer by reason of early vesting of any of his 2018 deferred STI and LTI awards or the exercise of the Board’s discretion that his unvested restricted shares and performance share rights will not lapse, cannot be determined in advance. This is because, in addition to the factors listed above, the value at the date of cessation of employment will also depend upon: • the number of securities initially granted as part of a deferred STI or LTI award; • the date when, and circumstances in which, Mr Hartzer ceases employment; 22

• Westpac’s share price at the date of vesting; and • the number of unvested securities held by Mr Hartzer at the time of cessation. 6. Further information (a) No loans are, or will be, granted to Mr Hartzer in connection with participation in either the CEO RSP or the CEO LTIP. Details of any shares issued under the CEO RSP and performance share rights granted under the CEO LTIP will be published in each Annual Report relating to the period in which the securities were issued. The Annual Report will note that approval for issue of those securities was obtained under Listing Rule 10.14. Mr Hartzer is the only Director of Westpac entitled to participate in the CEO RSP and the CEO LTIP. If shareholders vote in favour of Item 3, no additional person who becomes entitled to participate in the CEO RSP or the CEO LTIP will participate until approval is obtained under Listing Rule 10.14. Mr Hartzer is not permitted to trade in securities received under the CEO RSP or CEO LTIP until they have vested. After vesting, any trading must comply with Westpac’s Securities Trading Policy. Restricted shares carry dividend and voting rights during the restriction period. Performance share rights do not receive dividends and do not have voting rights. If shareholder approval is obtained, the issue of restricted shares and performance share rights (and the shares underlying the performance share rights) will be approved for the purposes of all applicable requirements, including sections 200B and 200E of the Corporations Act and Listing Rule 10.14. (b) (c) (d) (e) 23

Westpac 2017 Annual General Meeting (f) Westpac will issue the restricted shares in or about December 2018 and performance share rights in December 2017, and in any event, no later than three years after the AGM. (g) Mr Hartzer was awarded 40,666 shares under the FY16 CEO RSP with a value of $1,302,710 and 211,548 share rights under the FY17 CEO LTIP with a value of $2,528,000. Further information on the CEO RSP and CEO LTIP is available in the Remuneration Report. Details on the voting exclusion which applies to this resolution can be found earlier in this Notice of Meeting. The Board (other than Mr Hartzer) unanimously recommends shareholders vote in favour of Item 3. The Chairman of the AGM intends to vote all available proxies in favour of this resolution. Item 4: Buy-Back of Westpac Convertible Preference Shares Approval is being sought for two buy-back schemes relating to the CPS to provide Westpac with flexibility in managing its capital base by enabling Westpac to acquire and cancel the CPS. Approval is being sought: • under Item 4(a), for the First Buy-back Scheme, which involves a buy-back of the CPS outside of the terms of the CPS but otherwise in accordance with the Corporations Act; and • under Item 4(b), for the Second Buy-back Scheme, which involves a buy-back of the CPS within the terms of the CPS. One or both of these buy-back schemes could be used and implemented at different times for up to 100% of the CPS on issue. Either buy-back scheme, if approved, would be conducted as an off-market selective buy-back. 24

The maximum number of CPS that may be bought back under either buy-back scheme is the total number currently on issue (11,893,605). Further detail on the buy-back schemes is provided below. The terms of the CPS are set out in the CPS Prospectus dated 24 February 2012 (Prospectus) which is available at www.westpac.com.au/investorcentre. 1. Background On 23 March 2012, Westpac issued 11,893,605 Westpac CPS at an issue price of A$100 each, raising approximately A$1.19 billion. The terms of the CPS (CPS Terms) can be found in Appendix B of the Prospectus. Unless otherwise defined, capitalised terms in this section have the same meaning as in the CPS Terms. Under the CPS Terms, if not redeemed, converted or bought back earlier, the CPS will mandatorily convert into ordinary shares of Westpac on the Scheduled Conversion Date. The Scheduled Conversion Date is 31 March 2020 and if the Conversion Conditions are not met on this date, the CPS will convert on the first Dividend Payment Date after 31 March 2020 on which the Conversion Conditions are satisfied. 2. What are the buy-back schemes and their terms (Items 4(a) and 4(b))? 2.1 First Buy-back Scheme – buy-back before first Optional Conversion/Redemption Date (Item 4(a)) Under Item 4(a), approval is being sought for Westpac to buy back up to 100% of the CPS at any time before the first Optional Conversion/Redemption Date of 31 March 2018. If Item 4(a) is passed and the First Buy-back Scheme is approved, and APRA’s prior written approval has been obtained, Westpac can make offers outside of the CPS Terms to all or some holders of CPS to buy back up to 100% of their CPS before the first Optional 25

Westpac 2017 Annual General Meeting Conversion/Redemption Date. Any buy-back offer will be made in writing, and CPS holders who wish to accept the offer must do so in writing by the deadline specified in the offer. The buy-back offer will be made on, and any resulting buy-back agreement will contain, the following key terms: • a CPS holder can accept the offer for all or some of their CPS (the Relevant CPS); and • on a buy-back date to be specified by Westpac (which will be before the first Optional Conversion/Redemption Date of 31 March 2018): – the Relevant CPS will be sold to Westpac; and – Westpac will pay to the CPS holder, for each of their Relevant CPS, a cash amount equal to the face value of A$100 and any dividend payment for the period from (but excluding) the previous dividend payment date until (and including) the buy-back date (subject to payment conditions). Any CPS bought back by Westpac will be cancelled. 2.2 Second Buy-back Scheme – buy-back on any Optional Conversion/Redemption Date within 12 months from the date of the AGM (Item 4(b)) Under the CPS Terms, Westpac may elect to Redeem some or all of the CPS on an Optional Conversion/Redemption Date (being any Dividend Payment Date for the CPS falling on or after 31 March 2018). Redemption of the CPS can be effected by way of a buy-back scheme contained in the CPS Terms. Under Item 4(b), approval is being sought for Westpac to buy-back up to 100% of the CPS on an Optional Conversion/Redemption Date within 12 months from the date of the 26

AGM (Redemption Date). If Item 4(b) is passed and the Second Buy-back Scheme is approved (and APRA’s prior written approval has been obtained), Westpac will have the option to Redeem by way of a buy-back, up to 100% of the CPS (Redeemed CPS) on a Redemption Date. The buy-back offer will be made on, and any resulting buy-back agreement will contain, the terms as required by the CPS Terms, including that on the Redemption Date: • the Redeemed CPS will be sold to Westpac; and • Westpac will pay to the CPS holder, for each of their Redeemed CPS, the face value of A$100 per Redeemed CPS plus any unpaid Dividends (subject to the payment conditions). The CPS Terms provide that if a Redemption involves a buy-back of CPS, each CPS holder agrees to accept the buy-back offer for their CPS to which an Early Conversion/ Redemption Notice relates and will be deemed to have sold those CPS to Westpac on the Redemption Date. Any CPS bought back by Westpac will be cancelled. 3. Why is shareholder approval being sought? Westpac is seeking flexibility to manage its capital base. Approval of Items 4(a) and 4(b) will give Westpac this flexibility. Under the Corporations Act, these selective buy-backs of CPS require the approval of Westpac shareholders (subject to voting restrictions). Westpac has decided it is best to seek this shareholder approval at the AGM rather than hold a separate extraordinary general meeting. Any shareholder approval obtained for the buy-back schemes under Items 4(a) and 4(b) does not limit the other methods in which Westpac 27

Westpac 2017 Annual General Meeting could Redeem the CPS (if at all) or affect any of Westpac’s other rights under the CPS Terms (including the ability to Transfer CPS to a Nominated Party under the CPS Terms prior to any buy-back). 4. Will any buy-back of CPS take place? No decision has been made by the Board to buy back the CPS. If Items 4(a) and 4(b) are approved by shareholders, the Board will only decide to undertake a buy-back if it is considered to be in the best interests of Westpac, it would not materially prejudice Westpac’s ability to pay its creditors and any such decision would be subject to APRA’s prior written approval. This may depend, among other things, on Westpac’s financial and capital position, conditions in domestic and international markets and changes in the prudential regulation of Westpac. 5. What are the advantages of approving the buy-back schemes? The approval of the buy-back schemes will give Westpac increased flexibility to acquire and cancel the CPS before the first Optional Conversion/Redemption Date or on a Redemption Date without needing to convene an extraordinary general meeting solely to approve a buy-back. 6. What are the disadvantages of the buy-back schemes? A potential disadvantage of the buy-back schemes is that upon completion, Westpac would have a reduced capital base to the extent of the capital bought back. However, Westpac will not conduct any buy-back unless it is satisfied that it would not have a material adverse impact on Westpac’s financial or regulatory capital position, or materially prejudice Westpac’s ability to pay its creditors. In addition, APRA’s prior written approval is required to undertake a buy-back. 28

7. What is the financial effect of the buy-back schemes on Westpac? Both buy-back schemes would require Westpac to make a payment of A$100 for each CPS bought back. The maximum cost of buying back 100% of CPS on issue as at the date of this Notice of Meeting would be A$1,189,360,500. Any unpaid Dividends, or, as applicable, the amount of Dividends that would otherwise be payable from the preceding dividend payment date up to (and including) the buy-back date, would also need to be paid subject to the payment conditions. 8. What is the source of funds for the buy-back schemes? Westpac maintains significant cash reserves and has other funding alternatives that could be used to conduct any buy-back of this size. The Board would consider the best alternatives to fund any buy-back. 9. What is the effect of buy-back schemes on the control of Westpac? A buy-back pursuant to Items 4(a) and 4(b) will result in up to all of the CPS being cancelled. Holders of CPS are entitled to vote (together with the holders of Westpac ordinary shares) on a limited number of matters as set out in the CPS Terms. The total number of votes capable of being cast by the holders of CPS on those limited matters would be up to 11,893,605, or less than 0.35% of the total votes able to be cast. Given the limited circumstances in which holders of CPS can vote, and the number of those votes set out above, the Board considers that any buy-back would have no effect on the control of Westpac. 29

Westpac 2017 Annual General Meeting 10. Who are the affected CPS holders? As at 30 September 2017, there were 17,988 registered holders of CPS. CPS are quoted on the ASX and held by a variety of investors predominantly based in Australia. 11. Do any Directors have any interests in CPS? No Director of Westpac has any interest in CPS, other than Mr Peter Hawkins who has an indirect interest in 1,370 CPS. There is no other information known to the Board which may be material to the decision on how to vote in relation to Items 4(a) and 4(b) which Westpac has not disclosed to its shareholders. A voting exclusion applies to Items 4(a) and 4(b), as set out in this Notice of Meeting. The Board unanimously recommends shareholders vote in favour of Items 4(a) and 4(b). The Chairman of the AGM intends to vote all available proxies in favour of Items 4(a) and 4(b). Item 5: Re-Election and Election of Directors Mr Robert Elstone is retiring from the Board in accordance with the Constitution and is not seeking re-election. Mr Lindsay Maxsted, Mr Peter Hawkins and Ms Alison Deans are retiring by rotation at this meeting in accordance with the Constitution and are offering themselves for re-election. 30

(a) Lindsay Maxsted DipBus (Gordon), FCA, FAICD, Age 63 Mr Maxsted has been an independent Non-executive Director of Westpac since March 2008 and Chairman since December 2011. Mr Maxsted is Chairman of Transurban Group, Managing Director of Align Capital Pty Ltd and a Director of BHP Billiton Limited, BHP Billiton plc and Baker Heart and Diabetes Institute. Mr Maxsted is also a Fellow of the Australian Institute of Company Directors. Mr Maxsted was formerly a partner at KPMG and was the CEO of that firm from January 2001 to December 2007. His principal area of practice prior to becoming CEO was in the corporate recovery field managing a number of Australia’s largest insolvency/workout/ turnaround engagements including Linter Textiles (companies associated with Abraham Goldberg), Bell Publishing Group, Bond Brewing, McEwans Hardware and Brashs. He is also a former Director and Chairman of the Victorian Public Transport Corporation. Mr Maxsted does not have a relationship with Westpac, other than as Chairman, as a customer and as a securityholder. Mr Maxsted does not have a relationship with any other Director. Mr Maxsted is Chairman of the Board Nominations Committee and a member of the Board Audit and Board Risk & Compliance Committees. The Board considers Mr Maxsted to be an independent director. Following a peer review, the Board (other than Mr Maxsted) unanimously recommends shareholders vote in favour of the re-election of Mr Maxsted to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this resolution. 31

Westpac 2017 Annual General Meeting (b) Peter Hawkins BCA (Hons.), SF Fin, FAIM, ACA (NZ), FAICD, Age 63 Mr Hawkins has been an independent Non-executive Director of Westpac since December 2008. Mr Hawkins will reach nine years tenure as a Westpac Director at the date of the AGM. In considering the appropriate mix of skills and experience on the Board, and as part of the Board’s succession planning, the Board has agreed with Mr Hawkins to exercise its discretion to extend the tenure of Mr Hawkins beyond the nine year limit set out in Westpac’s Board Renewal Policy. Under this Policy, a Director whose tenure is extended beyond nine years is required to stand for re-election each subsequent year. Mr Hawkins is a Director of Mirvac Group, Liberty Financial Pty Ltd and Crestone Holdings Limited. Mr Hawkins is also a member of the Bank of Melbourne Advisory Board. Mr Hawkins’ career in the banking and financial services industry spans over 40 years in Australia and overseas at both the highest levels of management and directorship of major organisations. Mr Hawkins has held various senior management and directorship positions with Australia and New Zealand Banking Group Limited from 1971 to 2005. He was also previously a Director of BHP (NZ) Steel Limited, ING Australia Limited, Esanda Finance Corporation, Visa Inc, Murray Goulburn Co-operative Co. Limited, MG Responsible Entity Limited (the responsible entity for ASX listed MG Unit Trust) and Clayton Utz. Mr Hawkins does not have a relationship with Westpac, other than as a Director, as a customer and as a securityholder. Mr Hawkins does not have a relationship with any other Director. 32

Mr Hawkins is Chairman of the Board Technology Committee and a member of the Board Audit, Board Nominations and Board Risk & Compliance Committees. The Board considers Mr Hawkins to be an independent director. Following a peer review, the Board (other than Mr Hawkins) unanimously recommends shareholders vote in favour of the re-election of Mr Hawkins to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this resolution. (c) Alison Deans BA, MBA, GAICD, Age 49 Ms Deans has been an independent Non-executive Director of Westpac since April 2014. Ms Deans is a Director of Cochlear Limited, kikki.K Holdings Pty Ltd and SCEGGS Darlinghurst Limited. Ms Deans has more than 20 years of experience in senior executive roles focused on building digital businesses and digital transformation across e-commerce, media and financial services. During this time, Ms Deans served as the CEO of eCorp Limited, CEO of Hoyts Cinemas and CEO of eBay, Australia and New Zealand. Most recently, she was the CEO of a technology-based investment company netus Pty Ltd. Ms Deans was a Director of Insurance Australia Group Limited from February 2013 to October 2017 and an Independent Director of Social Ventures Australia from September 2007 to April 2013. Ms Deans does not have a relationship with Westpac, other than as a Director, as a customer and as a securityholder. Ms Deans does not have a relationship with any other Director. 33

Westpac 2017 Annual General Meeting Ms Deans is a member of the Board Risk & Compliance and Board Technology Committees. The Board considers Ms Deans to be an independent director. Following a peer review, the Board (other than Ms Deans) unanimously recommends shareholders vote in favour of the re-election of Ms Deans to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this resolution. (d) Nerida Caesar BCom, MBA, GAICD, Age 53 Ms Caesar has been an independent Non-executive Director of Westpac since September 2017. Ms Caesar is a Director of the NSW FinTech hub and Stone & Chalk. She is also a member of the University of Technology Vice Chancellor’s Industry Advisory Board, a member of the Federal Government’s FinTech Advisory Group and a Non-executive Director of Genome.One, a wholly owned subsidiary of the Garvan Institute of Medical Research. Ms Caesar has 30 years of broad-ranging commercial and business management experience. Most recently, Ms Caesar was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax, formerly Veda Group Limited from February 2011. Ms Caesar was also formerly Group Managing Director, Telstra Enterprise and Government, responsible for Telstra’s corporate, government and large business customers in Australia as well as the international sales division. She also worked as Group Managing Director, Telstra Wholesale, and prior to that held the position of Executive Director National Sales where she was responsible for managing products, services and 34 customer relationships throughout Australia. Prior to joining Telstra, Ms Caesar held several senior management and sales positions with IBM within Australia and internationally over a 20 year period, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Ms Caesar does not have a relationship with Westpac, other than as a Director and as a customer. Ms Caesar does not have a relationship with any other Director. Ms Caesar is a member of the Board Risk & Compliance and Board Technology Committees. The Board considers Ms Caesar to be an independent director. Following a peer review, the Board (other than Ms Caesar) unanimously recommends shareholders vote in favour of the election of Ms Caesar to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this resolution. 35

Westpac 2017 Annual General Meeting Attending the AGM The Darling Harbour Theatre, Level 2 International Convention Centre Sydney 14 Darling Drive Sydney New South Wales 2000 The International Convention Centre Sydney is located in Sydney’s Darling Harbour, a short walk from Sydney’s central business district and approximately eight kilometres from Sydney airport. The International Convention Centre Sydney has multiple public access points. The closest entrance to the Darling Harbour Theatre is the ground floor at Iron Wharf Place where the AGM registration will be located. Facilities for people with disabilities are provided throughout the venue and all car parks and buildings are wheelchair accessible. The best drop off area for mobility impaired guests is the ground floor entrance at Iron Wharf Place. Location How to get there By car The International Convention Centre Sydney has two 24 hour car parking stations; Sydney Exhibition Centre Car Park and Sydney Theatre Car Park. Both carparks can be accessed via 14 Darling Drive. It is recommended that AGM visitors park in the Exhibition Centre car park for ease of access to the Darling Harbour Theatre. Taxi ranks are located at Iron Wharf Place next to Harbourside Shopping Centre and Zollner Circuit on the Southern end of the International Convention Centre. Both are accessed via Darling Drive. 36

ST T STREET PLACE HALL Circuit 37 D HARBOURSIDE SHOPPING CENTRE WYNYARD NT L K NG SSS WHARFCBD Market St IRON WHARF Druitt St CONVENTION TOWN EXHIBITION Zollner U T M O TRA N BUS LIGHT RAIL FERRY PARK NG TAXI TU M BAL O N G P ARK HARBOUR DARLING R E C U D HARBOUR DARLING

Westpac 2017 Annual General Meeting By train The International Convention Centre Sydney is a 10 minute walk from the Central or Town Hall railway stations. Regular train services operate between Sydney airport and these stations, with a travelling time of approximately 20 minutes. By bus Bus routes 389 and 501 stop on Harris Street near Allen Street, a 10 minute walk from the International Convention Centre Sydney. By light rail The light rail runs between Central Station and Dulwich Hill in the inner west and stops at the International Convention Centre Sydney. By boat Direct ferry services to Darling Harbour operate from Circular Quay, King Street Wharf and Pyrmont Bay Wharf. Water Taxis to Darling Harbour depart from The Rocks, Circular Quay, The Opera House and Luna Park and Captain Cook Cruises operates services between Darling Harbour Convention Wharf, Barangaroo, King Street Wharf No.1 and Circular Quay. Further information about travel to the venue and parking can be found at www.iccsydney.com.au/visit-icc-sydney or by calling (+61 2) 9215 7100. For public transport information and timetables visit www.transportnsw.info or call 131 500. Venue security Security arrangements will be in place at the venue, including bag searches prior to AGM entry. Cloakroom facilities A cloakroom is available at the venue’s customer service desk and is located on the ground floor, just to the left of the Westpac AGM registration. 38

Webcast For those shareholders unable to attend in person, the AGM will be webcast live at www.westpac.com.au/investorcentre and an archive of the AGM will also be subsequently available. Further information For further information regarding the Westpac AGM, please contact Link on (+61) 1800 804 255 (toll free within Australia). The Westpac Group 2017 Notice of Meeting is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests. 39

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